ETF Opportunities Trust POS EX

Exhibit 99.12

July 11, 2025

World Funds Trust

8730 Stony Point Parkway, Suite 205,

Richmond, VA, 23235

ETF Opportunities Trust

8730 Stony Point Parkway, Suite 205,

Richmond, VA, 23235

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to: (i) the Target Entity1, on behalf of the Target Fund, and (ii) the Acquiring Trust, on behalf of the Acquiring Fund in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

For purposes of this opinion, we have examined and relied upon (i) the Agreement, (ii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Acquiring Entity on behalf of Acquiring Fund, (iii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Target Entity on behalf of Target Fund, and (iv) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Acquiring Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Acquiring Entity. Similarly, insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Target Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Target Entity.

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

1 Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement and Plan of Reorganization dated as of July 11, 2025 (the “Agreement”), that is by and among (i) the Target Entity (as listed on Exhibit A of this letter) on behalf of the Target Fund (as listed on Exhibit A of this letter), and (ii) the Acquiring Entity (as listed on Exhibit A of this letter) on behalf of the Acquiring Fund (as listed on Exhibit A of this letter).

Raymond J. Holst ● PARTNER

7 Copperdale Lane     ●     Huntington, NY 11743     ●     p: 646.866.4346

Practus, LLP     ●     Raymond.Holst@Practus.com     ●     Practus.com

World Funds Trust

ETF Opportunities Trust

July 11, 2025

Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Acquiring Entity. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Acquiring Entity, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:

(a)      The Reorganization will constitute a “reorganization” within the meaning of Code Section 368(a), and each of the Target Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Code Section 368(b), plus, a redemption of fractional shares of the Target Fund immediately before the Closing;

(b)      No gain or loss will be recognized by the Target Fund upon the transfer of all the Assets of the Target Fund to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund, or upon the distribution of the shares of the Acquiring Fund to the Target Fund Shareholders, except for (i) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Code Section 1256(b), (ii) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Code Section 1297(a), and (iii) any other regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

(c)      The tax basis in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer;

World Funds Trust

ETF Opportunities Trust

July 11, 2025

(d)      The holding period in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization, other than Assets with respect to which gain or loss is required to be recognized, will include the Target Fund’s holding period for such Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

(e)      No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Assets of the Target Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund as part of the Reorganization;

(f)      No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their shares of the Target Fund for shares of the Acquiring Fund as part of the Reorganization (except with respect to cash received by Target Fund Shareholders in redemption of fractional shares prior to the Reorganization);

(g)      The aggregate tax basis of the shares of the Acquiring Fund Shares each Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor; and

(h)      Each Target Fund Shareholder’s holding period for the shares of the Acquiring Fund received in the Reorganization will include the Target Fund Shareholder’s holding period for the shares of the Target Fund exchanged therefor, provided that the Target Fund Shareholder held such shares of the Target Fund as capital assets on the date of the exchange.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Our opinion, as expressed herein, is furnished solely for the benefit of the Target Entity, its Trustees and officers, the Acquiring Entity, its Trustees and officers, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

Very truly yours,

/s/ Raymond J. Holst

On behalf of Practus, LLP

World Funds Trust

ETF Opportunities Trust

July 11, 2025

EXHIBIT A

Target Entity	Target Fund	Acquiring Entity	Acquiring Fund
World Funds Trust	OTG Latin America Fund	ETF Opportunities Trust	OTG Latin America ETF

4